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                                                                    Exhibit 23.1




           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          ----------------------------------------------------------

We hereby consent to the use in this Registration Statement on Form S 4 of our reports dated August 1, 2005 and January 14, 2005, except as to the restatement described in Note 1, as to which the date is August 1, 2005 and the guarantor information described in Note 17, as to which the date is October 7, 2005 relating to the combined financial statements of American Medical Response, Inc. and its subsidiaries and EmCare Holdings, Inc. and its subsidiaries, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP
Denver, Colorado
October 7, 2005